Exhibit 4.3
AMENDMENT TO THE
POST OAK BANCSHARES, INC.
STOCK OPTION PLAN
W I T N E S S E T H:
WHEREAS, Post Oak Bancshares, Inc. (the "Company") presently maintains the Post Oak Bancshares, Inc. Stock Option Plan (the "Plan"); and
WHEREAS, the Company, pursuant to Section 7 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.
NOW, THEREFORE, in order to increase the number of shares of common stock, $0.01 par value, of the Company ("Common Stock") reserved for issuance pursuant to the exercise of options under the Plan, the Plan is hereby amended in the following manner:
1.Subject to the approval of this amendment by the stockholders of the Company, effective as of March 17, 2011, the date this amendment was approved by the Board of Directors of the Company, Section 3 is hereby amended in its entirety to read as follows:
SECTION 3. Stock Reserved for the Plan. Subject to adjustment as provided in Section 6 hereof, the aggregate number of shares of Common Stock that may be issued under the Plan is 1,210,961, less the number of shares subject to Adjusted Company Options as of the Effective Date of the Share Exchange pursuant to the Exchange Agreement, any or all of which may be issued through ISOs. The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options granted under the Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be canceled prior to its exercise in full, the shares theretofore subject to such option may again be made subject to an option under the Plan.
IN WITNESS WHEREOF, the Company has executed this Amendment to the Post Oak Bancshares, Inc. Stock Option Plan on this 17th day of March, 2011.
POST OAK BANCSHARES, INC.
By: /s/ Roland L. Williams

Name: Roland L. Williams

Title: President